Exhibit 99

Mike Lovell:

Good morning and thanks everyone for joining us. Our call will begin with comments from President and Chief Executive Officer Tom Harty, followed by Local Media Group President Patrick McCreery and Chief Financial Officer Joe Ceryanec. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of meredith.com.

Finally, an archive of the call will be available on our website later this afternoon.

Now I’ll turn the call over to Tom.

Tom:

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier this morning.

To summarize, fiscal 2020 second quarter total Company revenues were $811 million, compared to $878 million in the prior year period. Earnings from continuing operations, which included special items in both periods, were $62 million, compared to $88 million in the prior year period. Total Company adjusted EBITDA was $194 million, well above the range communicated on our last earnings call.

There were two obvious factors that primarily affected revenue comparability with the prior year second quarter:

•	First, a cyclical decrease in political spot advertising revenues of $61 million in our Local Media Group, which was expected; and

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Second, the impact of a number of changes to our National Media Group titles to enhance the experience for our consumers; provide more effective and efficient platforms for our advertising clients; and increase the profitability of our portfolio. Absent these changes, comparable advertising revenues were up. I’ll talk about these changes in more detail in a few moments.

Our two-year Time Inc. integration process is now largely complete, and we have more confidence than ever that Meredith is at the strongest competitive position in its history.

For example, in the second quarter of fiscal 2020 our National Media Group delivered results that significantly exceeded our expectations including strong growth in year-over-year adjusted EBITDA and related margins. Driving that performance was our second consecutive quarter of comparable total advertising revenue growth, as both print and digital advertising revenue exceeded expectations.

As an aside, if you look at calendar 2019 in its entirety, total comparable National Media Group advertising was up, meaning we achieved the inflection point of digital advertising revenue gains more than offsetting print advertising declines.

Meanwhile, the consumer connection to our brands reached record highs. Readership of our print titles grew 4 percent from the prior period to a record 186 million, according to the latest data from MRI-Simmons. Traffic to our digital properties grew to an average of nearly 155 million monthly unique visitors, according to comScore. Allrecipes.com achieved several notable milestones during the quarter: hosting a record 50 million unique visitors over the Thanksgiving holiday; delivering 1 million video views for the first time on a single day on Thanksgiving Day; and reaching an all-time monthly high of 60 million average unique visitors in December.

At the same time, our Local Media Group delivered record results for a second quarter in a non-political year:

◦	Non-political spot advertising revenues were up in the low-single digits, marking the fourth consecutive quarter of growth.

◦	Consumer related revenues grew 15 percent.

◦	We successfully completed new multi-year retransmission consent agreements with Charter Communications Inc., Altice USA Inc., Mediacom Communications Corp., and Google Fiber.

◦	We also successfully completed the renewal of our ABC affiliation for WGGB in Springfield, MA.

Beyond our operating group performance, we have had several notable recent accomplishments:

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We sold FanSided in January. We recently reached an agreement on the sale of Xumo, and are awaiting customary regulatory approvals before we close. With that, we will have sold all of the non-core assets acquired in the Time Inc. transaction at very attractive multiples.

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Additionally, we raised our annual dividend last weekend for the 27th consecutive year. The new dividend reflects our continued confidence in the very strong cash flow generated by our vibrant brands and businesses.

As we look ahead to our third quarter:

•	We are encouraged by revenue trends in both operating groups.

•	In the National Media portfolio, we are currently pacing slightly up year-over-year in comparable advertising revenues.

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In the Local Media Group, we see stable advertising performance. While it is still early, non-political spot advertising is currently pacing up slightly in the third quarter compared to the prior year. We are also beginning to see more meaningful political-related advertising dollars from markets in presidential primary states.

With that overview, I’ll turn now to a review of our operating group performances, beginning with our National Media Group.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Fiscal 2020 National Media Group second quarter operating profit was $101 million. Excluding special items, operating profit was $92 million and adjusted EBITDA was $141 million – all records.

Fiscal 2020 National Media Group second quarter revenues were $597 million compared to $616 million in the prior year period. As I mentioned, we made several changes to our portfolio that affected comparability with prior year results – particularly as it relates to advertising and subscription revenues.

The portfolio rationalization is a key piece of our ongoing strategy to increase the profitability of our magazine business. Since the Time Inc. acquisition, we have made a number of portfolio changes including:

•	Selling non-core assets at attractive multiples;

•	Investing in key brands through redesign, increased editorial and sales resources, and higher quality paper;

•	Introducing new products such as Reveal, the magazine from the Property Brothers Drew and Jonathan Scott;

•	Transitioning marginally profitable titles to quarterly consumer driven products with higher subscription and newsstand prices;

•	Merging competing titles to create a more profitable brand with a broader reach; and

•	Closing down brands with very limited growth potential.

Specific portfolio changes affecting fiscal 2020 second quarter results were transitioning Coastal Living and Traditional Home to premium newsstand titles; merging Cooking Light into Meredith’s popular EatingWell title; and closing the Family Circle, MONEY and Martha Stewart Weddings magazines.

Looking more closely at fiscal 2020 second quarter advertising performance compared to the prior year period:

•	Total advertising related revenues declined slightly, due primarily to the portfolio changes. Comparable advertising related revenues grew.

•	Many of our magazines delivered print advertising revenue growth, including PEOPLE, our largest brand, which was up double-digits.

•	Digital advertising revenues grew in the high-single-digits, driven by growth in traffic, impressions per visit, rates, along with strong video performance.

We are pleased to be delivering on the promise of our portfolio of industry-leading brands. Our performance is significantly stronger than the industry as a whole and is leading to strong market share gains in print advertising.

Independent research continues to confirm the strength of our National Media Group portfolio across all media platforms. For example, a majority of advertisers identify Meredith as a must-buy or a complementary buy across all of our key content categories: Home, Food, Parenting, Entertainment and Health. This is according to the most recent brand tracking study performed last month by the highly respected Advertiser Perceptions.

Importantly, we continue to serve more than 115 million American women with trusted content, and provide advertisers with a safe environment in which to deliver their marketing messages.

Turning to fiscal 2020 second quarter National Media Group consumer performance compared to the prior year period:

•	Total consumer related revenues declined 10 percent. The change in revenues is due primarily to the portfolio changes, which impacted subscription and newsstand revenues.

•	Affinity Marketing, Licensing and Digital and Other Consumer related revenues together rose 13 percent. We are particularly pleased to have extended our long-running and successful brand licensing agreement with Walmart during the second quarter of fiscal 2020 through the end of our fiscal 2024.

In addition to the portfolio changes discussed a few moments ago, we have also completed or announced additional innovations to our National Media Group in fiscal 2020 to position it for revenue and profit growth over time. Foremost is our newest brand launch Reveal, a new lifestyle magazine done in partnership with globally recognized home renovation and interior design experts Drew and Jonathan Scott, who are stars of the popular Property Brothers television show.

Reveal is just one example of the way we are evolving the magazine business model for some of our brands with the individual consumer in mind. Just last month we announced the launch of a new quarterly magazine in partnership with best-selling author, restaurateur and television host Ayesha Curry. We have also recently re-imagined several of our brands, including Cooking Light, Coastal Living, and Rachael Ray In Season as consumer-driven titles. What’s common with all of these titles is immersive photography, compelling content and high-quality and beautiful paper that delivers a unique experience in media.

We are aggressively innovating our digital products and services, too. This includes making strong progress on the investment initiatives highlighted in early September. As a reminder, these are:

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Building an integrated digital platform and strengthening our data and audience targeting tools. The new platform brings together the legacy Meredith and Time Inc. digital assets to a common content management system, front-end templates and a proprietary data and insights platform. We expect the migration to this platform to be largely complete by the end of fiscal 2020. We expect this new platform will offer:

▪	A more personalized experience that drives engagement for our consumers at scale;

▪	Richer audience insights and contextual targeting for our advertising partners; and

▪	Faster speeds and greater efficiency for us across our digital network.

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Creating more video. The market for digital video-related advertising is expected to grow 30 percent faster than non-video display advertising, and account for more than half of total digital display ad spending in 2020, according to eMarketer. We are seeing early and strong results from our video production work, with video views and revenue across our owned and operated sites up in the double digits in our fiscal second quarter.

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Content to commerce, where we are integrating relevant commerce experiences into our brands to drive affinity and consumer revenue. We work with more than 400 retailers to drive premium high quality leads and buyers to their online stores.

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Other areas that drive digital engagement. One of these is through the recent acquisition of SwearBy, a small but interesting word-of-mouth recommendation engine that lets our consumers recommend products and experiences. We also acquired Stop, Breathe & Think, a digital-subscription-driven business in the fast-growing mindfulness space whose Guided Meditation program was named one of Amazon Alexa’s top 10 skills of 2019.

•	Finally, we know that an increasing number of our consumers want hands-free convenience for daily tasks, so we’re expanding our audience offerings in the fast-growing audio media space, including:

▪	Ladies First, a new podcast from InStyle that will highlight women who are providing hope and inspiration to other women;

▪	It Takes a Village, new podcast from Parents that will shine a light on the beauty and diversity of family life today; and

▪	PEOPLE, which will be launching a new daily weekday podcast featuring the most compelling stories of the day across celebrity news, entertainment and human interest.

To summarize the National Media Group discussion, it was a strong second quarter and first half with progress on many fronts, and we are expecting a solid second half as well.

Now I’ll turn it over to Local Media Group President Patrick McCreery for an update on our television business.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Patrick:

Thanks, Tom.

Fiscal 2020 Local Media Group second quarter operating profit was $55 million and adjusted EBITDA was $67 million. Revenues were $214 million. All were records for a non-political second quarter.

Looking more closely at fiscal 2020 second quarter performance compared to the prior year period:

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Non-political spot advertising revenues grew 2 percent to $90 million, our fourth consecutive quarter of growth. Performance was led by growth in the Las Vegas and Phoenix markets. From a category standpoint, the professional services, pharmaceutical and home services categories were stronger, partially offset by softer results in the automotive category.

•	Digital advertising revenues across our Local Media Group portfolio increased 23 percent.

•	Third party sales declined 5 percent.

•	As expected in a non-political year, political advertising revenues were $4 million compared to $66 million in the prior year period.

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Consumer related revenues increased 15 percent to $85 million due to growth in retransmission fees from cable and satellite operators. These increases were partially offset by higher payments to affiliated networks.

We continue to pursue initiatives to strengthen and expand our local brands. Our weekly television show based on the strength of the PEOPLE brand continues to perform well with audiences and advertisers across our station group. We have committed to launching the show in daily syndication in Fall 2020, beginning with distribution across all 12 of our local markets. We are actively engaged in discussions with other broadcast television owners to carry the show as well.

We are also seeing strong viewership for the four holiday specials we aired in the second quarter based on the Southern Living brand. We plan to air The Southern Living show a weekly show starting next April. It will run across our entire geographically diverse station portfolio.

We are also pleased at the strength of our news gathering and creative teams, as evidenced by the nine regional Edward R. Murrow awards as well as the 60 regional Emmy’s recently earned by our colleagues.

These efforts are helping our Local Media Group maintain a strong connection to viewers, as demonstrated by our performance in the November ratings period when stations in nine of our 12 markets ranked either No. 1 or 2 from sign-on to sign-off.

Now I’ll turn it over to Joe Ceryanec to conclude our call this morning with a look at companywide financial highlights and our third quarter outlook.

OTHER FINANCIAL INFORMATION

Joe:

Thanks Patrick and good morning everybody.

You may recall that when we began fiscal 2020, we expected to generate $75 million in proceeds from the last of the non-core assets that we had put up for sale. As Tom mentioned, we sold FanSided last month, and I am pleased to tell you that once we receive HSR approval and close on the sale of Xumo, we will have exceeded that initial target.

And we continue to expect to pay down a total of $150 to $175 million of debt in fiscal 2020.

We raised our dividend by 3.5 percent to $2.38 on an annualized basis earlier this week, which marked the 27th straight year of dividend increases and the 73rd consecutive year that Meredith has paid dividends.

OUTLOOK

Now turning to our outlook, for full-year fiscal 2020, we expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, which is unchanged from original guidance communicated last September.

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We expect earnings from continuing operations to range from $177 million to $192 million, and from $2.14 to $2.45 on a per share basis, including a net after-tax charge for first items of $20 million. Actual results may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

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Full year fiscal 2020 adjusted EBITDA to range from $640 million to $675 million, and adjusted earnings per share to range from $5.75 to $6.20, unchanged from original guidance communicated last September. These ranges include approximately $50 million of previously announced planned strategic investments.

Now looking more closely at the third quarter of fiscal 2020, we expect:

•	National Media Group revenues to range from $515 million to $535 million.

•	Local Media Group revenues to range from $205 million to $215 million.

•	Earnings from continuing operations to range from $38 million to $45 million, and from $0.39 to $0.55 on a per share basis.

•	We expect third quarter fiscal 2020 adjusted EBITDA to range from $145 million to $155 million, and adjusted earnings per share to range from $1.24 to $1.40.

Now just to note, as we previously disclosed, last year’s third quarter included a one-time out-of-period favorable adjustment to operating expenses of $10 million, the result of incorrect coding of certain magazine subscriptions by pre-acquisition Time Inc. Absent this item, our adjusted EBITDA guidance for Q3 is essentially even with our prior-year period.

Now, having delivered a very strong second quarter, we feel very good about our position as we head into the second half of the year. That said, it’s very early in the new calendar year and we have limited visibility into 2020 national print and digital advertising budgets. In our Local Media Group, we are seeing strength in political advertising demand. It’s still very early in the election process. As a result, we are taking a cautiously optimistic approach and not adjusting our annual guidance at this time.

With that, I’ll turn it back to Tom to close and lead the Q&A.

Tom (Conclusion):

Thank you very much, Joe.

As you know, we manage our business over the long-term. We continue to have confidence that we will deliver performance well within our stated EBITDA range for the full year.

While it is still early in calendar 2020 and we do not have clear visibility into advertising demand across both of our businesses, there are encouraging trends:

•	First, we expect continued momentum in print advertising as we assess calendar 2020 budgets with our powerful portfolio of brands.

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Second, while we experience quarterly swings, we expect to deliver at least mid-single digit growth in National Media Group digital advertising revenues, driven in part by strong video-related performance.

•	In our Local Media Group, we are seeing a pick up in political primary advertising dollars in the back half of our fiscal 2020.

•	And finally, we expect to renew MVPD contracts representing approximately 30 percent of our subscriber base in the second half of fiscal 2020.

Now, we’d be happy to answer any questions you might have this morning.